EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 14, 2013 (including amendments thereto) with respect to the Common Stock, $0.10 par value, of Vishay Precision Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 25, 2016

NOKOMIS CAPITAL, L.L.C.

By:	/s/ Brett Hendrickson
Brett Hendrickson
Manager

/s/ Brett Hendrickson
Brett Hendrickson

Annex A

Transaction Date	Shares Purchased/(Sold)	Price
2/19/2016	23,347	11.0326
2/22/2016	25,000	11.4952
2/22/2016	9,400	11.5
2/22/2016	12,139	11.4603
2/23/2016	1,367	11.49
2/23/2016	20,000	11.7375
2/24/2016	21,112	11.7499